Exhibit 3.2

ARTICLES OF AMENDMENT

(1)

(2) First Mariner Bancorp, a Maryland corporation hereby certifies to the State Department of Assessments and Taxation of Maryland that:

(3)         The charter of the corporation is hereby amended as follows:

Article SIXTH, which now reads as follows:

SIXTH: The total number of shares of capital stock which the Corporation has authority to issue is twenty million (20,000,000) shares of Common Stock with par value of Five Cents ($.05) per share.

is amended to read in its entirety as follows:

SIXTH: The total number of shares of capital stock which the Corporation has authority to issue is seventy-five million (75,000,000) shares of Common Stock with par value of Five Cents ($.05) per share.

Article EIGHTH, paragraph (4) is amended to read in its entirety as follows:

(4)          With respect to:

(a)   the amendment of the Charter of the Corporation; and

(b)   the voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; such action shall be effective and valid if taken or approved by an affirmative vote of the holders of record of a majority of the shares of capital stock of the Corporation entitled to vote thereon, after due authorization and/or approval and/or advice of such action by the Board of Directors as required by law, notwithstanding any provision of law requiring any action to be taken or authorized other than as provided in this Article EIGHTH, paragraph (4); provided however, that the Board of Directors may amend the Charter, with the approval of a majority of the Board of Directors and without stockholder action, to affect a reverse stock split to the extent permitted, by action of the Board of Directors without stockholder action, under Maryland law.

This amendment of the charter of the corporation has been approved by

(4) the directors and shareholders

We the undersigned President and Secretary swear under penalties of perjury that the foregoing is a corporate act.

(5) /s/ Eugene A. Friedman	(5)	/s/ Joseph A. Cicero
Secretary	President

(6) Return address of filing party:
First Mariner Bancorp
Attention: Eugene A. Friedman, Secretary
1501 S. Clinton Street, Baltimore, Maryland 21224